Exhibit 5.2

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
December 15, 2021	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
Tritium DCFC Limited	Hong Kong	Shanghai
48 Miller Street	Houston	Silicon Valley
Murarrie, QLD 4172	London	Singapore
Australia	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re: Tritium DCFC Limited – Registration Statement on Form F-4

To the addressee set forth above:

We have acted as special counsel to Tritium DCFC Limited, an Australian unlisted public company limited by shares (the “Company”), in connection with the proposed issuance of (i) 170,312,500 ordinary shares of the Company, no par value (the “Shares”); (ii) up to 21,783,334 warrants to acquire Shares (the “Warrants”) to be issued pursuant to (x) the Warrant Assignment and Assumption Agreement, to be entered into by and among the Company, Decarbonization Plus Acquisition Corporation II (“DCRN”), Continental Stock Transfer & Trust Company, Computershare Inc. and Computershare Trust Company, N.A. (Computershare Inc. and Computershare Trust Company, N.A. collectively referred to herein as “CPU”) (the “Warrant Assignment Agreement”) and (y) the Amended and Restated Warrant Agreement, to be entered into by and between the Company and CPU, as warrant agent, (the “Warrant Agreement”); and (iii) up to 21,783,334 ordinary shares of the Company, no par value, underlying the Warrants (the “Warrant Shares”). The Shares, the Warrants and the Warrant Shares are included in a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on September 24, 2021 (Registration No. 333-259793) (as amended, the “Registration Statement”) relating to the business combination contemplated by the business combination agreement, dated as of May 25, 2021 (the “Business Combination Agreement”), by and among DCRN, the Company and the other parties thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issue of the Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the laws

December 15, 2021

of the State of New York and we express no opinion with respect to any other laws. Various matters concerning the laws of Australia are addressed in the opinion of Corrs Chambers Westgarth, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders, and have been issued by the Company in the manner contemplated by the Business Combination Agreement, the Warrant Assignment Agreement and the Warrant Agreement, the issue and sale of the Warrants will be the legally valid and binding obligations of the Company, enforceable in accordance with the terms of the Warrant Assignment Agreement and the Warrant Agreement.

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants, the Warrant Assignment Agreement and the Warrant Agreement have been or will be duly authorized, executed and delivered by the parties thereto, (b) that the Warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

December 15, 2021

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ LATHAM & WATKINS LLP